EXHIBIT 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tony Brausen	Joy Harris
Vice President, Chief Financial Officer & Treasurer	Manager, Communications
763-540-1553	763-540-1212
612-804-6012

TENNANT REPORTS SECOND QUARTER EARNINGS PER SHARE OF $0.36

Growth in Commercial Cleaning Equipment, Service and Parts Revenues and Favorable Foreign Currency Exchange Effects Offset Further Weakness in Industrial Sector

MINNEAPOLIS, Minn., July 23, 2003—Tennant Company (NYSE:  TNC) today reported net earnings of $3.3 million, or $0.36 per diluted share, on net sales of $110.8 million for its second quarter ended June 30, 2003.

In the comparable 2002 period, Tennant reported net income of $2.9 million, or $0.32 per diluted share, on net sales of $106.1 million.  Results for the 2002 period included an unusual charge of $0.03 per share pertaining to a severance payment.  Excluding this charge, the company’s 2002 second quarter net earnings totaled $3.2 million, or $0.35 per diluted share.

For the six months ended June 30, 2003, Tennant reported net earnings of $5.8 million, or $0.64 per diluted share, on net sales of $223.9 million.  The company’s results for the first quarter of 2003 included two unusual items:  a gain of $0.20 per share on previously deferred revenues of $6.4 million, which resulted from the amendment of a contract with a third-party lessor, and a charge of $0.14 per diluted share resulting from the dissolution of a joint venture.  Excluding these items, the company’s net earnings for the first half of 2003 totaled $5.2 million, or $0.58 per diluted shared, on net sales of $217.5 million.

For the six months ended June 30, 2002, Tennant reported net earnings of $1.5 million, or $0.17 per diluted share, on net sales of $202.5 million.  Results for the first half of 2002 included unusual charges totaling $0.40 per diluted share relating primarily to restructuring actions.  Excluding these charges, the company’s net earnings for the first half of 2002 totaled $5.1 million, or $0.57 per diluted share.

Janet M. Dolan, Tennant Company’s president and chief executive officer, said the company performed well during a quarter in which conditions in industrial markets further deteriorated.  “Our financial performance in the first half of 2003 shows the value of our investment in new products and in expanding into areas beyond our traditional industrial markets.  Growth in the sales of equipment for commercial cleaning and revenues generated by our Centurion™ street sweeper are helping us weather the prolonged downturn in industrial sector demand, offsetting the effects of that downturn on our net sales,” said Dolan.

For the full year, Tennant is maintaining its earnings per share guidance of $1.43 to $1.76.  This guidance includes the effects of previously noted unusual items, as well as the balance of estimated remaining charges of up to $0.03 per share that may be taken in 2003 resulting from the previously noted dissolution of a joint venture.  Excluding these unusual items, the company currently expects 2003 earnings per share to range from $1.40 to $1.70.  Dolan noted, however, that achieving the upper half of the company’s 2003 earnings guidance will be difficult without strong second half growth in industrial sector capital spending.

“Because conditions in industrial markets further deteriorated in the second quarter, achieving the upper half of our earnings per share guidance will likely require a more pronounced recovery in industrial sector capital spending in the year’s second half than is currently predicted by the consensus of leading economists,” said Dolan.  “In addition while demand for our industrial cleaning equipment typically snaps back strongly as industrial economies recover, that rebound has historically lagged the onset of the recovery by one to two quarters.”

Review of Results

Compared with the 2002 second quarter, consolidated net sales for the 2003 second quarter increased 4.4%.  Excluding favorable foreign currency exchange effects, consolidated net sales for the 2003 second quarter were about flat with the comparable 2002 period.

For 2003 to date, consolidated net sales increased 10.6%.  Excluding the $6.4 million of previously deferred revenues recognized in the 2003 first quarter and favorable foreign currency exchange effects, consolidated net sales for the year to date increased 2.5% compared with the first six months of 2002.

Favorable foreign currency exchange effects, primarily the weakness of the U.S. dollar compared with the Euro, yen and Canadian and Australian dollars, increased net sales by approximately $5 million and earnings per share by approximately $0.03 in the 2003 second quarter.  For the year to date, foreign currency exchange effects increased net sales by approximately $9.9 million and earnings per share by approximately $0.06.

Operating profit for the 2003 second quarter totaled $5.5 million, down 1.8% from operating profit of $5.6 million before unusual charges in the comparable 2002 period.  The unfavorable sales mix and slightly higher R&D expenses largely offset the benefit of favorable foreign currency exchange on 2003’s second quarter operating profit.  Year to date, operating profit excluding unusual items totaled $8.7 million, up slightly from $8.6 million excluding unusual items in the comparable 2002 period.

In North America, sales for the 2003 second quarter totaled $78 million, down 0.9% from $78.7 million in the 2002 second quarter.  Growth in sales of equipment for commercial cleaning, growth in service and parts revenues and contributions from Centurion™ helped offset a double-digit decline in revenues from equipment for industrial cleaning.  Year-to-date, North American sales totaled $159.2 million, up 6.7% from $149.2 million in the comparable 2002 period.  Excluding the $6.4 million in previously deferred revenues recognized in the 2003 first quarter, year-to-date North American sales increased 2.4%.

In Europe, sales for the 2003 second quarter totaled $21.1 million, up 26.3% from $16.7 million in the 2002 second quarter.  Excluding foreign currency exchange effects of approximately $3.8 million, net sales for the 2003 second quarter increased nearly 4% compared with the 2002 second quarter despite continued weakness in major European markets such as Germany, the United Kingdom and France.  Year-to-date sales in Europe totaled $42.8 million, up 24.8% from $34.3 million in the comparable 2002 period.  Excluding foreign currency exchange effects of approximately $7.7 million, year-to-date net sales in Europe increased 2% compared with the 2002 period.

In Tennant’s other international markets, sales for the 2003 second quarter were $11.7 million, up 9.3% from $10.7 million in the 2002 second quarter.  Adjusted to exclude foreign currency exchange effects of approximately $600,000, second quarter sales to other international markets increased 4% compared with the 2002 period as Tennant benefited from order growth in certain geographies.  For the year to date, sales to other international markets totaled $21.9 million, up 15.3% from $19.0 million in the comparable 2002 period.  Adjusted to exclude foreign currency exchange effects of approximately $1.2 million, year-to-date net sales to other international markets increased 9%.  “Geopolitical instability and the SARS epidemic made conditions in international markets extraordinarily challenging in the first half of 2003,” said Dolan.  “The sales growth we are seeing in international markets speaks to the strength of our business there, as well as the value of our participation in global markets.”

Order backlog at June 30, 2003 totaled $12 million compared with $15 million at March 31, 2003 and $12 million at June 30, 2002.

Company Profile

Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world.  Its products include equipment for maintaining floors in industrial, commercial and outdoor environments; and coatings for protecting, repairing and upgrading concrete floors.  Tennant’s global field service network is the most extensive in the industry.  Tennant has manufacturing operations in Minneapolis, Minn., Holland, Mich. and Uden, The Netherlands and sells products directly in 10 countries and through distributors in more than 50 others.  For more information, visit www.tennantco.com.

This news release contains statements that are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events.  Any such expectations or forecasts of future events are subject to a variety of factors.  These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve.  Particular risks and uncertainties presently facing us include:  the ability to implement our plans to increase worldwide operational efficiencies; the success of new products; geo-political and economic uncertainty throughout the world; changes in tax laws and regulations; inflationary pressures; the potential for increased competition in our business from competitors that have substantial financial resources; the potential for soft markets in certain regions, including North America, Asia, Latin America and Europe; the relative strength of the U.S. dollar, which affects the cost of our products sold internationally; and our plan for growth.  We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown.  For additional information about factors that could materially affect Tennant’s results, please see the company’s Securities and Exchange Commission filings.  Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time.  It is not possible to anticipate or foresee all risk factors, and investors should not consider that any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

Tennant will host a conference call to discuss its second quarter results today, July 23, 2003, at 10:00 a.m. Central Time.  The conference call will be available via webcast on the investor portion of Tennant’s Web site.  To listen to the call live on the Web, go to www.tennantco.com at least 15 minutes before the scheduled start time and, if necessary, download and install audio software.  A taped replay of the conference call will be available at www.tennantco.com for about two weeks after the call.

FINANCIAL TABLES FOLLOW

TENNANT COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

	Three Months Ended June 30
	2003	2002
				Excluding Unusual Items
			Unusual Items
(In millions, except per share data)	Reported	Reported

Net sales	$110.8	$106.1	$—	$106.1
Cost of sales	65.6	63.1	—	63.1
Gross profit	45.2	43.0	—	43.0
Gross margin	40.8%	40.5%		40.5%

Research and development expenses	4.3	4.1	—	4.1
Selling and administrative expenses	35.4	33.8	.5	33.3
Total operating expenses	39.7	37.9	.5	37.4

Profit (loss) from operations	5.5	5.1	(.5)	5.6
Operating margin	5.0%	4.8%		5.3%

Interest income (expense), net	.2	—	—	—
Other income (expense)	(.3)	(.1)	—	(.1)

Earnings (loss) before income taxes	5.4	5.0	(.5)	5.5
Income tax expense (benefit)	2.1	2.1	(.2)	2.3

Net earnings (loss)	$3.3	$2.9	$(.3)	$3.2

Basic EPS	$0.36	$0.33	$(0.03)	$0.36

Diluted EPS	$0.36	$0.32	$(0.03)	$0.35

Average number of shares (diluted)	9.00	9.15		9.15

	Six Months Ended June 30
	2003			2002
(In millions, except per share data)	Reported	Unusual Items	Excluding Unusual Items	Reported	Unusual Items	Excluding Unusual Items

Net sales	$223.9	$6.4	$217.5	$202.5	$—	$202.5
Cost of sales	134.9	4.8	130.1	120.8	.5	120.3
Gross profit	89.0	1.6	87.4	81.7	(.5)	82.2
Gross margin	39.7%		40.2%	40.3%		40.6%

Research and development expenses	8.5	—	8.5	7.9	—	7.9
Selling and administrative expenses	70.8	.6	70.2	66.2	.5	65.7
Restructuring charges	—	—	—	4.0	4.0	—
Total operating expenses	79.3	.6	78.7	78.1	4.5	73.6

Profit (loss) from operations	9.7	1.0	8.7	3.6	(5.0)	8.6
Operating margin	4.3%		4.0%	1.8%		4.2%

Interest income (expense), net	.3	—	.3	.1	—	.1
Other income (expense)	(.3)	—	(.3)	(.1)	—	(.1)

Earnings (loss) before income taxes	9.7	1.0	8.7	3.6	(5.0)	8.6
Income tax expense (benefit)	3.9	.4	3.5	2.1	(1.4)	3.5

Net earnings (loss)	$5.8	$.6	$5.2	$1.5	$(3.6)	$5.1

Basic EPS	$0.64	$0.06	$0.58	$0.17	$(0.40)	$0.57

Diluted EPS	$0.64	$0.06	$0.58	$0.17	$(0.40)	$0.57

Average number of shares (diluted)	9.01		9.01	9.07		9.07

TENNANT COMPANY AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)

	2003	2002
(In millions)	Jun. 30	Dec. 31	Jun. 30
ASSETS

Cash and cash equivalents	$8.7	$16.4	$11.0
Net receivables	75.9	77.8	77.9
Inventories	58.1	58.9	55.6
Deferred income taxes and other current assets	9.6	9.7	9.5

Total current assets	152.3	162.8	154.0

Net property, plant, and equipment	62.1	69.2	73.2
Deferred income taxes, long-term portion	3.7	3.7	5.5
Intangible assets	17.4	17.7	17.5
Other assets	2.9	2.8	2.5

Total assets	$238.4	$256.2	$252.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current debt	$.9	$15.0	$12.8
Accounts payable, accrued expenses and deferred revenue	48.9	55.4	56.4

Total current liabilities	49.8	70.4	69.2

Long-term debt	5.0	5.0	7.5
Long-term employee benefits	27.2	26.7	26.9
Shareholders’ equity	156.4	154.1	149.1

Total liabilities and shareholders’ equity	$238.4	$256.2	$252.7

GEOGRAPHICAL NET SALES(1) (Unaudited)

	Three Months Ended June 30			Six Months Ended June 30
(In millions)	2003	2002	% of Change	2003	2002	% of Change
North America(2)	$78.0	$78.7	(.9)%	$159.2	$149.2	6.7%
Europe	21.1	16.7	26.3%	42.8	34.3	24.8%
Other International	11.7	10.7	9.3%	21.9	19.0	15.3%

Total(3)	$110.8	$106.1	4.4%	$223.9	$202.5	10.6%

(1)   Net of intercompany sales

(2)   First quarter 2003 North America net sales include $6.4 million related to an amendment of a contract with a third-party lessor.  This revenue had previously been deferred.

(3)   Excluding the benefits from the $6.4 million impact of the third-party lessor contract amendment and $9.9 million of foreign currency exchange effects, total year-to-date net sales increased 2.5%.

TENNANT COMPANY AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30
(In millions)	2003	2002
CASH FLOWS RELATED TO OPERATING ACTIVITIES:
Net earnings	$5.8	$1.5

Adjustments to net earnings to arrive at operating cash flows:
Depreciation and amortization	7.1	8.4
Changes in operating assets and liabilities	(2.4)	(3.9)
Other, net	(2.9)	0.5
Net cash flows related to operating activities	7.6	6.5

CASH FLOWS RELATED TO INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(5.0)	(7.9)
Proceeds from disposals of property, plant and equipment	2.7	1.0
Net cash flows related to investing activities	(2.3)	(6.9)

CASH FLOWS RELATED TO FINANCING ACTIVITIES:
Net changes in short-term borrowings	(7.8)	(6.2)
Proceeds from employee stock issuances	0.3	0.2
Purchase of common stock	(1.8)	(2.9)
Dividends to shareholders	(3.8)	(3.6)
Net cash flows related to financing activities	(13.1)	(12.5)

Effect of exchange rates on cash	0.1	0.1

Net decrease in cash and cash equivalents	(7.7)	(12.8)

Cash and cash equivalents at beginning of year	16.4	23.8

Cash and cash equivalents at end of period	$8.7	$11.0